Exhibit 10.1

LEADERSHIP AGREEMENT

     This Leadership Agreement ("Agreement") is entered into as of the 1st day of January, 2006 by and between PROSPECTOR BANCSHARES, INC. ("Company"), a corporation organized under the laws of the State of Georgia, and CHARLES M. BUCKNER, an adult individual residing in the State of Georgia ("Buckner").

     The parties hereto agree as follows:

     1.     Engagement. Company hereby engages Buckner and Buckner hereby agrees to render, at the request of Company, leadership management services generally, and, beginning on the Commencement Date (as hereinafter defined), as the President and Chief Executive Officer of Company, in connection with Company's formation of its proposed banking subsidiary ("Bank"), upon the terms and conditions hereinafter set forth.

     2.     Term. The term of this Agreement shall begin as of the date of this Agreement and shall terminate on the earliest of (i) November 30, 2006; (ii) the date on which the Bank opens for business following the receipt of (and satisfaction of all conditions to opening for business under) its authorization to commence its banking business (the "Charter") from the Georgia Department of Banking (the "Georgia Department") and approval of its application for deposit insurance from the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the date on which Company advises Buckner that it has abandoned its effort to obtain the Charter; (iv) the date on which Buckner receives written notice from Company that it is terminating this Agreement "for cause" as hereafter defined; (v) or the death or disability of Buckner (as used herein, the disability of Buckner shall be deemed to have occurred when he has been unable to perform his services under this Agreement for a period of forty-five (45) consecutive days or Buckner has made any claim under any disability insurance policy). As used herein, "for cause" shall be defined as follows: (a) Buckner's failure to use diligent and good faith efforts to perform the services requested by Company under this Agreement (which failure is not cured within five (5) days following written notice to Buckner); (b) Buckner's willful misconduct or gross negligence in the performance of his services hereunder; (c) Buckner's conviction of a crime or involvement in any conduct which could, in the judgment of Company, adversely impact on the reputation of Company or the Bank or the prospects of the Bank receiving its Charter; or (d) receipt by Company of any notification from the FDIC or the Georgia Department, indicating that Buckner would not be an acceptable candidate to be the Chief Executive Officer of the Bank. For purposes hereof, "Commencement Date" shall be the date as of which Buckner is no longer employed full time by any other financial institution and begins to devote his full time and attention to the business of Company and the Bank.

     3.     Compensation. During the term of this Agreement, as compensation for all services rendered by Buckner under this Agreement, Company shall pay Buckner the following amounts:

          (a)     Base Salary. Beginning as of the Commencement Date, Company shall pay Buckner a salary equal to Fifteen Thousand Dollars ($15,000) per month (prorated for any partial month), which shall be paid in arrears in one installment of Fifteen Thousand Dollars ($15,000) on the last day of each calendar month.

          (b)     Deferred Compensation. If, and only if, the term of this Agreement shall expire pursuant to clause (ii) of Paragraph 2 hereof, not later than ten (10) days after the date the Bank opens for business, Company shall pay or cause the Bank to pay to Buckner the sum of $15,000.

          (c)     Reimbursable Expenses. Beginning as of the date hereof, Company shall reimburse Buckner for the properly documented costs of business meals, telephone, supplies and similar items, all if incurred by Buckner in performing his services hereunder. Beginning as of the Commencement Date, Company shall also reimburse Buckner for (a) the monthly cost of owning and operating an automobile not to exceed $500; (b) the monthly cost of either, at Buckner's option, (i) COBRA continuation health insurance family coverage or (ii) family health insurance coverage provided under the auspices of the Georgia Bankers Association; (c)the cost of an existing $500,000 term life insurance policy on Buckner's life; and (c) up to $250 of the monthly expenses incurred by Buckner as a member of Big Canoe Country Club.

     4.     Duties and Obligations. Buckner shall render services conscientiously and shall devote his time, attention, efforts and abilities to the organizational activities of Company and the Bank, on a fulltime basis after the Commencement Date, including without limitation obtaining regulatory approvals, site development activities, personnel matters and capital raising activities, at such times during the term hereof and in such manner as reasonably requested by Company, and performed at such places and at such times as are reasonably convenient to Company and Buckner. Buckner shall observe all policies and directives promulgated from time to time by Company's Board of Directors. It is agreed and understood that Buckner will act as one of the organizers of the Bank and will permit his name to appear in any and all applications and documents to be filed in connection with the charter, even before the Commencement Date, as the proposed President and Chief Executive Officer of the Bank.

     5.     Covenant Not to Compete. Buckner hereby acknowledges and recognizes the highly competitive nature of Company's business and accordingly agrees that, during and for the period commencing with the date hereof and ending on the first anniversary of the termination of this Agreement by Buckner, or by Company pursuant to clause (iv) of Paragraph 2 of this Agreement, Buckner will not:

     (a)     engage in any business activity related to the business of banking or financial services, or the formation of any entity for the purpose of engaging in such a business (other than on behalf of Company), within Dawson, Forsyth and Lumpkin Counties, Georgia, whether such engagement is as an officer, director, proprietor, employee, partner, member, investor (other than as a passive investor owning less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), Buckner, advisor, agent or other participant in another business,

     (b)     assist others in engaging in any of the business activities prohibited to Buckner under clause (a) above, or

     (c)     induce employees of Company or any proposed employees of Company or the Bank to engage in any activities hereby prohibited to Buckner or to terminate their employment (prospective or otherwise).

The term of this restriction shall be extended for a period of time equal to any period of time during which Buckner violates or fails to observe the provisions of this paragraph.

     6.     No Disclosure of Confidential Information. Buckner acknowledges that Company's trade secrets and private processes, as they may exist from time to time, and confidential information concerning the formation and development of the Bank, the Bank's planned products, technical information regarding the Bank, and data concerning potential customers of and investors in Company are valuable, special, and unique assets of Company, access to and knowledge of which are essential to the performance of Buckner's duties under this Agreement. In light of the highly competitive nature of the industry in which the business of Company is conducted, Buckner hereby agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by Buckner as a result of his engagement by Company shall be considered confidential information. In recognition of this fact, Buckner agrees that Buckner will not, during or after the term of this Agreement, disclose any of such secrets, processes, or information to any person or other entity for any reason or purpose whatsoever, except as necessary in the performance of Buckner's duties hereunder (or pursuant to the Employment Agreement referred to in Paragraph 9 hereof) and then only upon a written confidentiality agreement in such form and content as requested by Company from time to time, nor shall Buckner make use of any of such secrets, processes or information for Buckner's own purposes or for the benefit of any person or other entity (except Company and its subsidiaries, if any) under any circumstances during or after the term of this Agreement.

     7.     Return of Property. Buckner acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to Company's or Bank's business, and any and all other documents containing confidential information furnished to Buckner by any representative of Company or otherwise acquired or developed by Buckner in connection with his duties under this Agreement (collectively, "Recipient Materials") shall at all times be the property of Company or the Bank, as applicable. Within three calendar days of the termination of this Agreement (other than pursuant to clause (ii) of Paragraph 2 hereof), Buckner shall return to Company or Bank, as applicable, any Recipient Materials which are in his possession, custody or control.

     8.     Remedies. In the event that Buckner violates any of the provisions set forth in Paragraphs 5, 6 or 7 of this Agreement, Buckner acknowledges that Company would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, Buckner agrees that, without the necessity of proving actual damages or posting bond or other security, Company shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which Company may be entitled, at law or in equity. In such a situation, the parties agree that Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of Paragraph 5, 6 or 7 of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

     9.     Employment Agreement. Buckner shall have entered into, and Company shall, upon the Effective Date (as provided in such Employment Agreement) cause the Bank to, enter into the Employment Agreement with Buckner in the form attached hereto as Addendum 1, but subject to the review, modification and approval of the Bank's primary regulators, which Employment Agreement shall only be effective as provided therein.

     10.     Assignment. Buckner's obligations under this Agreement are personal in nature and may not be assigned by Buckner, this Agreement being entered into in reliance upon and in consideration of the personal skill and qualifications of Buckner. Any attempted assignment or transfer by Buckner of his obligations hereunder shall be void.

     11.     Modification. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

     12.     Notices. All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to Company:
PROSPECTOR BANCSHARES, INC.
78 Howard Ave., E., Ste. 100
Dawsonville, GA 30534
Attention: Wayne A. Melton, Secretary

If to Buckner:
Charles M. Buckner
7324 Cardif Place
Jonesboro, GA 30236

     Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

     13.     Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     14.     Entire Agreement. The parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting this consulting arrangement, Buckner has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

     15.     Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit, and be enforceable by, the parties and their respective successors and assigns.

     16.     Validity. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

     17.     Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws.

     19.     Counterparts. This Agreement may be executed in separate counterparts and delivered via facsimile, provided that originals are contemporaneously mailed or hand delivered to the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CHARLES M. BUCKNER
/S/ Charles M. Buckner January 1, 2006 Charles M. Buckner Date
PROSPECTOR BANCSHARES, INC.
By:	/S/ Michael L. Berg January 1, 2006 Michael L. Berg, Chairman Date

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the day of the 1st day of January, 2006 (but effective upon and only upon the occurrence of the Effective Date, as provided herein), by and between PROSPECTOR BANCSHARES, INC., a Georgia corporation ("Company), and FIRST CITIZENS BANK OF DAWSON COUNTY (In Organization), a proposed state bank being organized under the laws of the State of Georgia (the "Bank")(collectively, as the context may permit, the "Employer"), and CHARLES M. BUCKNER, a resident of the State of Georgia (the "Executive").

RECITALS:

     The Employer desires to employ the Executive as President and Chief Executive Officer of Company and the Bank and the Executive desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.     Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

     1.1     "Agreement" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

     1.2     "Area" shall mean the geographic area contained within Dawson, Forsyth and Lumpkin Counties, Georgia. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.

     1.3     "Business of the Employer" shall mean the business conducted by the Employer, which is the business of community banking.

     1.4     "Cause" shall mean:

          1.4.1     With respect to termination by the Employer:

     (a)     A material breach of the terms of this Agreement by the Executive, including, without limitation, repeated failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under Section 2.1 hereof, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall (i) specifically identify the duties that the Board of Directors of the Employer believes the Executive has failed to perform and (ii) state the facts upon which such determination is made;

     (b)     Conduct by the Executive that amounts to fraud, proven dishonesty, or willful misconduct in the performance of his duties and responsibilities hereunder;

     (c)     Arrest and conviction of the Executive on charges brought against the Executive in relation to (by criminal information, indictment or otherwise), during the Term, of a felony crime involving breach of trust or moral turpitude or any other felony;

     (d)     Conduct by the Executive that amounts to gross, willful and repeated (i) insubordination; or (ii) inattention to his duties and responsibilities hereunder; or

     (e)     Conduct by the Executive that results in removal from his position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

     For purposes of this Section 1.4.1, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was not fraudulent, dishonest or would cause material injury to the Employer. Any act, or failure to act, that is based upon direction given pursuant to a resolution duly adopted by a majority vote of the Board of Directors or that is based upon and consistent with contemporaneous advice of counsel or the Employer's outside accounting firm after being adequately informed of the proposed action or inaction, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith or with a reasonable belief that such action or inaction is not fraudulent, dishonest or would cause material injury to the Employer.

          1.4.2     With respect to termination by the Executive, a material diminution in the powers, responsibilities or duties of the Executive hereunder or a material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive.

     1.5     "Change of Control" means any one of the following events which occurs following the Effective Date:

     (a)     the acquisition by any person or persons acting in concert of the then outstanding voting securities of Company if, after the transaction, the acquiring person or persons owns controls or holds the power to vote twenty-five percent (25%) or more of any class of voting securities of the Company,

     (b)     within any twelve-month period (beginning on or after the Effective Date), the persons who were directors of Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

     (c)     a reorganization, merger, share exchange combination or consolidation, with respect to which persons who were the shareholders of Company or the Bank immediately prior to such reorganization, merger, share exchange combination or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company's then outstanding voting securities; or

     (d)     the sale, transfer or assignment of all or substantially all of the assets of either Company or the Bank to any third party.

          1.6     "Confidential Information" means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     1.7     "Disability" shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer's policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

     1.8     "Effective Date" shall mean the date on which the Bank opens for business following receipt by the Bank of (and satisfaction of all conditions to opening for business under) its authorization to commence the banking business (the "Charter") from the Georgia Department of Banking and approval of its application for deposit insurance from the Federal Deposit Insurance Corporation, provided that as of such date the Leadership Agreement between Company and the Executive, dated as of January 1, 2006 (the "Leadership Agreement"), has not been terminated by operation of clauses (i), (iii), or (iv) of paragraph 2 of the Leadership Agreement.

     1.9     "Employer Information" means Confidential Information and Trade Secrets.

     1.10     "Initial Term" shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on December 31, 2009, or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

     1.11     "Organizers" shall mean those individuals organizing the Bank as set forth on Exhibit "A," attached hereto.

     1.12     "Term" shall mean the sum of the Initial Term and all subsequent extension periods.

     1.13     "Trade Secrets" means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

     (a)     derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

     (b)     is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.     Duties.

     2.1     Position and Duties. The Executive is hereby employed as the President and Chief Executive Officer each of Company and the Bank and shall perform and discharge well and faithfully the duties ordinarily commensurate with such position. In this conenction, the Executive shall:

     (a)     devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

     (b)     diligently follow and implement all reasonable and lawful policies and decisions communicated to him by the Board of Directors of Company and the Bank; and

     (c)     timely prepare and forward to the Board of Directors of Company and the Bank all reports and accountings as may be requested of the Executive.

     Further, it is agreed and understood that Buckner will also be a director of both the Company and the Bank.

     2.2     Permitted Activities. The Executive shall devote his business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (during normal business hours) in any other business or professional activity in competition with the Business of the Employer, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

     (a)     investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any substantive services on the part of the Executive in their operation or affairs and in which his participation is that of a passive investor;

     (b)     purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

     (c)     participating in civic, political or professional affairs and organizations and conferences, preparing or publishing papers or books so long as the Board of Directors of Company and the Bank is informed of such activities in writing prior to the Executive engaging in them;

     (d)     owning a passive interest (including a controlling interest) in businesses that are not in competition with the Business of the Employer and that would not require attention from the Executive during normal business hours; and

     (e)     participating on boards of directors of up to two (2) different entities that are not in competition with the Business of the Employer and on which the Executive's participation could assist the Executive with the procurement and development of business opportunities for the Employer.

3.     Term and Termination.

     3.1     Term. This Agreement shall remain in effect for the Initial Term. At the end of the Initial Term and at the end of each twelve-month extension thereof, the Term shall automatically be extended for a twelve-month period unless either party gives written notice to the other of its or his intent not to renew this Agreement with such written notice to be given not less than one hundred eighty (180) days prior to the end of the Initial Term or ninety (90) days prior to the end of any twelve-month renewal period. In the event such notice of non-renewal is properly given, this Agreement shall terminate at the end of the remaining Term then in effect.

     3.2     Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

          3.2.1     By the Employer:

     (a)     For Cause, upon written notice to the Executive pursuant to Section 1.4.1 hereof, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

     (b)     Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event, until such time as the Employer attains cumulative profitability, the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination, but if at such time as the Employer has attained cumulative profitability, the Employer shall be required to meet its obligations to the Executive under Section 4.1 for the greater of (i) the remainder of the Term or (ii) twelve (12) months following the effective date of termination. Additionally, the Employer will reimburse the Executive for the cost of maintaining health and dental coverage under COBRA provisions during the corresponding term of payment. In addition, the portion of any unexercised stock options held by the Executive which would become vested in the year in which the effective date of termination occurs if the Executive remained employed through the applicable vesting date shall become vested as of the effective date of such termination. It is agreed and understood that the Employer's election not to renew the Term as provided in Section 3.1 hereof shall not be considered a termination of the Executive by the Employer without Cause pursuant to this Section 3.2. 1 (b); and;

     (c)     Upon the Disability of the Executive at any time, provided that the Employer shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event, for six (6) months following the effective date of termination or until the Executive begins receiving payments under the long-term disability policy maintained for the employees of the Employer, if any, whichever occurs first, the Employer shall be required to continue to meet its obligation under Section 4.1; and

     3.2.2     By the Executive:

     (a)     For Cause, upon written notice to the Employer pursuant to Section 1.4.2 hereof, in which event, until such time as the Employer attains cumulative profitability, the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination, but if at such time as the Employer has attained cumulative profitability, the Employer shall be required to meet its obligations to the Executive under Section 4.1 for the greater of (i) the remainder of the Term or (ii) twelve (12) months following the effective date of termination. Additionally, the Employer will reimburse the Executive for the cost of maintaining health and dental coverage under COBRA provisions during the corresponding term of payment. In addition, the portion of any unexercised stock options held by the Executive which would become vested in the year in which the effective date of termination occurs if the Executive remained employed through the applicable vesting date shall become vested as of the effective date of such termination; or

     (b)     Without Cause, provided that the Executive shall give the Employer thirty (30) days' prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

     3.2.3     At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of amounts due and owing under Section 4 on the effective date of termination.

     3.2.4     Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death, in which event the Employer shall have no further obligation to the Executive's estate except for payment of amounts due and owing under Section 4 on the date of the Executive's death. In addition, the portion of any unexercised stock options held by the Executive which would become vested in the year in which the effective date of termination occurs if the Executive remained employed through the applicable vesting date shall become vested as of the effective date of such termination.

3.3     Termination Following a Change of Control.

     (a)     Change of Control Triggers. The Executive shall be entitled to the benefits described in Subsection (b) hereof under the following circumstances:

     (i)     The Executive voluntarily terminates employment for any reason at or during the 60-day period following the effective date of a Change of Control (the "Extended Period"); or

     (ii)     The Executive terminates employment for Cause, or the Employer terminates the Executive's employment without Cause, within twelve (12) months following the effective date of a Change of Control.

     Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3(a) or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

     (b)     Change of Control Benefit. Upon the occurrence of an event described in Subsection (a) hereof, the Executive shall receive, or in case of his subsequent death during the Extended Period, his designated beneficiaries, or his estate, as the case may be, as liquidated damages, in lieu of all other claims, a lump sum severance payment equal to 2.99 times the sum of (i) the Executive's current Base Salary and (ii) the average of any annual cash bonuses paid to the Executive over the three (3) years preceding the Change of Control. Any amount due under this Section 3.3 shall be paid in full on the last day of the month following the effective date of the Executive's termination. In addition, the portion of any unexercised stock options held by the Executive which would become vested in the year in which the effective date of termination occurs if the Executive remained employed through the applicable vesting date shall become vested as of a date which is thirty (30) days before the effective date of a Change of Control.

     (c)     Golden Parachute Provisions Limitations.

     (i)     In the event of all Changes of Control, except for a Change of Control as described in Subsection (ii) hereof, the payment described in Section 3.3(b) shall not exceed the amount permitted by Section 28OG of the Internal Revenue Code, as amended (the "Code"). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Code Section 280G) of both the payment described in Section 3.3(b) and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer (the "Aggregate Severance") would result in a "parachute payment," as defined under Code Section 280G, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive's "base amount" for the "base period," as those terms are defined under Code Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3(c)(i), the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

     (ii)     In the event of a Change of Control in which persons who were the shareholders of Company or the Bank immediately prior to the Change of Control do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of Company or the Bank or resulting successor entity's then outstanding voting securities, notwithstanding any other provision in this Agreement, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Code Section 280G) of the payment payable under this Agreement would be subject to the excise tax imposed Code Section 4999 or any successor thereto, the Employer shall pay to the Executive such additional compensation as is necessary (a "Gross-Up Payment"), after taking into account all federal, state and local income taxes payable by the Executive as a result of the receipt of such additional compensation, to place the Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no excise tax or any related interest or penalties been payable by the Executive. The Board of Directors of Company shall make a reasonable determination as to whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment.

     3.4     Effect of Termination. Upon termination of the Executive's employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive's estate with respect to this Agreement, except for the payment of any amounts accrued or otherwise due and owing under Section 4 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(b) and (c), Section 3.2.2(a) or Section 3.3, as applicable.

     3.5     Deferral or Forfeiture of Certain Payments. Notwithstanding the foregoing provisions of this Section 3, the Executive shall not be entitled to any payment described in Section 3.2 or 3.3 that would otherwise be payable to the Executive, if, at that time, any federal or state regulator having jurisdiction over the Employer has determined that the Employer is a troubled institution (as described in Part 359.1(f)(ii)(C) of the FDIC Rules and Regulations) and such payment would constitute a golden parachute payment within the meaning of Part 359.1(f) of the FDIC Rules and Regulations. In such an event, any payment so deferred shall be paid to the Executive if and when the Employer ceases to be a troubled institution but only if the Board of Directors of the Employer reasonably determines, with the consent of the appropriate federal or state regulator, that the Executive was not materially responsible for the Employer's status as a troubled institution (as described in Part 359.1(f)(ii)(C) of the FDIC Rules and Regulations). If such a determination is not made by the Board of Directors of the Employer, then the payment shall be forfeited.

4.     Compensation. The Executive shall receive the following salary and benefits during the Term,     except as otherwise provided below:

     4.1     Base Salary. During the period beginning with the Effective Date and ending on December 31, 2007, the Executive shall be compensated at an annual base rate of $189,000 (the "Base Salary"). Beginning with the 2008 calendar year, the Executive shall be entitled to receive annually a five percent (5%) "cost of living" increase in the Base Salary. Base Salary shall be payable in accordance with the Employer's normal payroll practices.

     4.2     Signing Bonus. The Executive shall receive a signing bonus of $15,000 payable on the six-month anniversary of the Bank's opening for business, provided that such bonus shall only become payable if the Executive continues to be employed by the Employer as of the date such bonus becomes payable.

     4.3     Incentive Compensation.

     (a)     Cumulative Profitability Bonus. The Executive shall be eligible to receive a cash bonus of $40,000 based on attaining initial cumulative profitability at the Bank within the first 36 months of opening.

Notwithstanding the foregoing, the Executive shall not be entitled to payment of the Cumulative Profitability Bonus if at such time the Employer has attained initial cumulative probability the Employer does not have a CAMELS rating of I or 2 or if at such time the Employer has attained initial cumulative profitability the Employer is subject to adverse regulatory administrative action, Furthermore, the Executive shall not be entitled to payment of the Cumulative Profitability Bonus unless the Board of Directors of the Employer determines that (1) the Employer's capital and allowance for loan and lease losses are adequate; and (2) the payment of the Cumulative Profitability Bonus will not have an unreasonable impact on the Employer's earnings or its overall risk profile. If such circumstances exist and/or such determinations are not made by the Board of Directors, then the payment of the Cumulative Profitability Bonus for that calendar year shall be forfeited.

          (b)     Performance Bonus Awards: Any bonus performance criteria and award opportunities will be determined annually by the Board of Directors.

Notwithstanding the foregoing, the Executive shall not be entitled to payment of the any Performance Bonus Award for any calendar year in which the Employer does not have a CAMELS rating of 1 or 2 or any calendar year in which the Employer is subject to adverse regulatory administrative action. Furthermore, the Executive shall not be entitled to payment of the Bonus unless the Board of Directors of the Employer determines that (1) the Employer's capital and allowance for loan and lease losses are adequate; and (2) the payment of the Bonus will not have an unreasonable impact on the Employer's earnings or its overall risk profile.

Any bonus compensation payable under this Section 4.3 will be payable on the first pay period immediately following issuance of the independent audit report for the respective calendar year for which such bonus compensation is earned.

     4.4     Stock Options.

     (a)     As soon as practicable following the Effective Date, the Employer will grant to the Executive a stock option to purchase that number of shares of Company's common stock which is equal to four percent (4%) of the total number of shares sold by Company in its initial stock offering, at a per share purchase price of ten dollars ($10.00) per share, vesting as follows: 50% immediately upon grant and the remaining 50% in three equal installments on December 31, 2007, December 31, 2008 and December 31, 2009. The option shall be subject to a separate stock option agreement.

     (b)     Notwithstanding any other provision of this Agreement, if the Employer's capital falls below the minimum requirements determined by the primary federal or state regulator of the Employer (the "Regulator"), the Regulator may direct the Employer to require the Executive to exercise or forfeit his stock option granted under Section 4.4(a) herein. The Employer will notify the Executive within forty-five (45) days from the date the Regulator notifies the Employer in writing that the Executive, must exercise or forfeit his incentive stock options. The Employer will comply with any Regulator's request that the Employer invoke its right to require the Executive to exercise or forfeit his stock options under the circumstances stated above,

     (c)     The Executive will be eligible to receive additional stock options in the discretion of the Board of Directors of Company.

     4.5     Automobile. Within thirty (30) days following the Effective Date, the Employer will provide the Executive with an automobile of a make and model to be agreed upon by the Executive and the Board Directors of Company. The Employer will reimburse the Executive for expenses associated with the operation, maintenance and repair for the automobile. Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines.

     4.6     Health Insurance. The Employer shall provide and pay 100% of the premiums related thereto for coverage for the Executive and the members of his immediate family under the health and dental insurance plan for employees of the Employer to be adopted at or before the Effective Date.

     4.7     Life Insurance. Beginning as soon as practicable after the Effective Date, in addition to the coverage provided under the Bank's group insurance program, the Employer will provide the Executive with term life insurance coverage with a death benefit of not less than $500,000 (at a cost to Employer not to exceed $1,500 annually). In addition, the Employer will endeavor, to the extent practicable, to adopt an insurance program commonly known as "BOLI". The death benefit offered under any such coverages shall be payable to such beneficiary or beneficiaries as the Executive may designate.

     4.8     Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:

     (a)     reasonable and necessary business expenses (including cell phone and travel) incurred by him in the performance of his duties;

     (b)     the reasonable dues and business related expenses associated with membership in a country club selected by the Executive and approved by the Board of Directors of Company. In case the Company and the Executive do not agree upon a selection of a country club, the Employer will continue to reimbuse Executive up to $250 per month for cost of Executive's amenity package at Big Canoe; and

     (c)     the reasonable dues and business-related expenses associated with membership in trade and professional associations, as mutually agreed upon, and the incremental reasonable expenses (including registration fees and travel and lodging expenses) incurred by Executive and spouse for attendance at one annual convention per year of any of the relevant trade and professional associations;

provided, however, that the Executive shall, as a condition of any reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service, The Executive acknowledges that the Employer has made no representations concerning the taxability or nontaxability of any of the reimbursements contemplated in this Section.

     4.9     Vacation. Effective beginning January 1, 2007, and for each calendar year thereafter, the Executive shall be entitled to four (4) weeks of vacation during the Term, during which his compensation shall be paid in full.

     4.10     Benefits. In addition to the benefits specifically described 'in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit-sharing and retirement plans, dental, health, life and disability insurance benefits, sick leave and such other benefits as the Employer deems appropriate.

     4.11     Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.     Employer Information.

     5.1     Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

     5.2     Obligations of the Executive. The Executive agrees:

     (a)     to hold Employer information in strictest confidence;

     (b)     not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer information or any physical embodiments of Employer Information; and

     (c)     in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

     5.3     Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.     Non-Competition. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

  by the Employer for Cause pursuant to Section 3.2.1(a),

  by the Employer without Cause pursuant to Section 3.2.1(b),

  by the Executive for Cause pursuant to Section 3.2.2(a),

  by the Executive without Cause pursuant to Section 3.2.2(b), or by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer, director or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer.

7.     Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

  by the Employer for Cause pursuant to Section 3.2.1(a),

  by the employer without Cause pursuant to Section 3.2.1(b),

  by the Executive for Cause pursuant to Section 3.2.2(a),

  by the Executive without Cause pursuant to Section 3.2,2(b), or by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer's customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.     Non-solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

  by the Employer for Cause pursuant to Section 3.2.1(a),

  by the Employer without Cause pursuant to Section 3.2.1(b),

  by the Executive for Cause pursuant to Section 3.2.2(a),

  by the Executive without Cause pursuant to Section 3.2.2(b), or by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer, whether or not:

  such employee is a full-time employee or a temporary employee of the Employer,

  such employment is pursuant to written agreement, or

  such employment is for a determined period or is at will.

9.     Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.     Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.     No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.     Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested or by overnight courier. All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)     If to the Employer, to it at:

Prospector Bancshares, Inc.
First Citizens Bank of Dawson County
78 Howard Ave., E., Ste. 100
Dawsonville, GA 30534
Attention: Chairman of the Board

(ii)     If to the Executive, to him at:

Charles M. Buckner
7324 Cardif Place
Jonesboro, Georgia 30236

Any party hereto may change his or its address by advising the others, in writing, of such change of address.

13.     Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

14.     Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.     Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Dawson County or the federal court for the Northern District of Georgia. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings. Executive must initial here: ______.

16.     Attorneys' Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys' fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17.     Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18.     Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof' and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.     Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated, including that certain letter agreement by and between the Executive and Gold Hills Bancshares, Inc. n/k/a Company, dated December 5, 2005.

20.     Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.     Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

22.     Representation Regarding Restrictive Covenants. The Executive represents that he is not and will not become a party to any non-competition or non-sohcitation agreement or any other agreement which would prohibit him from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

     IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

EMPLOYER:

PROSPECTOR BANCSHARES, INC.

By:
     Name             Title            Date

FIRST CITIZENS BANK OF DAWSON COUNTY

By:
     Name               Title               Date

EXECUTIVE:

CHARLES M. BUCKNER                    Date

Exhibit "A"

List of Organizers

Michael L. Berg

Robert A. Followell

Stephen A. Gooch

Steven K. Leibel

Wayne A. Melton

Eugene E. "Chip" Pearson, Jr.

John D. Pearson

James A. Priebe

Jeffrey Seib

Jonathan Seib

Timothy Seib

Todd Seib

Kevin K. Tanner